Exhibit (i)

WILLKIE FARR & GALLAGHER
                                                         787 Seventh Avenue
                                                         New York, NY 10019-6099

                                                         212 728 8000
                                                         Fax: 212 728 8111

July 13, 2000

Scudder Municipal Trust
Two International Place
Boston, Massachusetts 02110

         Re: Post-Effective Amendment No. 43 to Registration Statement (Securities Act File No. 2-57139; Investment Company Act File No. 811-2671)
                  --------------------------------------------------------------

Ladies and Gentlemen:

You have requested us, as counsel to Scudder Municipal Trust (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, to furnish you with this opinion in connection with the Trust's filing of Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A (the "Amendment").

As to the various questions of fact material to the opinion expressed herein we have relied upon and assumed the genuineness of the signatures on, the conformity to originals of, and the authenticity of, all documents, including but not limited to certificates of officers of the Trust, submitted to us as originals or copies, which facts we have not independently verified. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Amendment.

Based on the foregoing, we are of the opinion that the shares of beneficial interest of the Trust, when duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Trust's Prospectus and Statement of Additional Information included as part of the Amendment, and assuming at the time of sale such shares will be sold at a sales price in each case in excess of their par value, will be valid, legally issued, fully paid and non-assessable. We note, however, that shareholders of a Massachusetts business trust may under certain circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.


                                                                  New York

                                                                  Washington, DC

                                                                  Paris

                                                                  London

Scudder Municipal Trust
July 13, 2000
Page 2

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent that any opinion expressed herein involves the law of the Commonwealth of Massachusetts, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of the Commonwealth of Massachusetts, and where applicable, published cases, rules or regulations of regulatory bodies of the Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/Willkie Farr & Gallagher